Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NUVOX THERAPEUTICS, INC.,

A Delaware corporation

Pursuant to Section 242 of

The General Corporation Law of the State of Delaware (the “DGCL”)

NuvOx Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation is hereby amended by replacing the first sentence of ARTICLE FOURTH with:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 10,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 6,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

SECOND: That the Certificate of Incorporation is hereby amended by replacing subsection (a) of the first sentence of ARTICLE FOURTH, Part B, Section 5.1 with:

“(a) the closing of the sale of shares of Common Stock to the public (a “Qualified Offering”) in a underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the listing of the Common Stock for trading on any of the New York Stock Exchange, the NASDAQ Stock Market’s National Market, or another exchange or marketplace, approved by the Board;”

THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Rong Wang, its Chief Executive Officer, this 24th day of March, 2025.

NUVOX THERAPEUTICS, INC.

By:	/s/ Rong Wang
Name:	Rong Wang
Title:	Chief Executive Officer